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                                                          EXHIBIT 21.1

                           SUBSIDIARIES OF THE REGISTRANT

           The subsidiaries of Zoran Corporation are the following:

           1. Zoran Microelectronics Ltd., a corporation organized under the laws of the State of Israel;

           2.         CompCore Multimedia, Inc., a California corporation.;
                      and

           3.         Zoran International, Inc., a Delaware corporation.